UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest even reported):  June 4, 2008

Maxus Realty Trust, Inc.
(Exact name of registrant as specified on its charter)

MISSOURI	000-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 8.01 Other Events.

As previously disclosed on the Trust’s Form 8-K filed with the Securities and Exchange Commission filed on May 19, 2008, the Trust agreed to a settlement in principle with RSUI Indemnity Company (“RSUI”) with respect to its Hurricane Katrina insurance recovery lawsuit filed against RSUI.  On June 4, 2008, Maxus Realty Trust, Inc. (the “Trust”) received the cash settlement payment of $4.25 million from RSUI Indemnity Company (“RSUI”) in connection with the definitive Settlement and Release Agreement entered into between the Trust and RSUI.

Pursuant to the Settlement and Release Agreement, the Trust dismissed with prejudice the lawsuit it filed against RSUI on September 7, 2006 in the United States District Court for the Western District of Missouri (Case No. 06-0750-CV-W-ODS) and released RSUI with respect to all claims related to the subject matter of the lawsuit except to enforce the terms of the Settlement and Release Agreement in exchange for the $4.25 million cash payment from RSUI.

The lawsuit alleged breach of contract and vexatious refusal by RSUI for its failure to fulfill its indemnity obligations under the commercial property insurance policy issued to the Trust by RSUI covering Waverly Apartments, located in Bay St. Louis, Mississippi, which was damaged by Hurricane Katrina.  The Trust had requested relief from the court for (i) compensatory damages in an amount to be determined at trial, including interest and special damages, (ii) pre-judgment and post-judgment interest on such compensatory damages and (iii) all of our costs in bringing the action including attorneys’ fees.

Management previously made a timely election under section 1033 of the Internal Revenue Code of 1986, as amended, to defer gain from the involuntary conversion of the Waverly Apartments as a result of the hurricane damage.  In January 2007, the Highland Pointe Apartments were acquired as replacement property to fulfill the requirements of section 1033.  The additional proceeds from the final settlement of the controversy with RSUI will operate as an additional reduction to the Trust’s basis in the Highland Pointe Apartments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: June 13, 2008	By:	/s/ David L. Johnson
David L. Johnson Chairman of the Board, President and Chief Executive Officer